Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the “Amendment”) is made as of the 14th day of March, 2010, by and between CHORDIANT SOFTWARE, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST CO. LLC (the “Rights Agent”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Pegasystems Inc., a Massachusetts corporation (“Parent”), and Maple Leaf Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), pursuant to which Acquisition Sub will make a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock of the Company and, after acquiring such shares, merge with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”) and the Company will continue as the surviving corporation of the Merger in accordance with the General Corporation Law of the State of Delaware;

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of July 10, 2008 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement permits the Company and the Rights Agent to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to modify the terms of the Rights Agreement to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended and supplemented by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, neither Pegasystems Inc., a Massachusetts corporation (“Parent”), nor any of its Affiliates or Associates, shall be or become an Acquiring Person by reason of, and the term Acquiring Person shall not include Parent or any of its Affiliates or Associates by reason of, (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of March 14, 2010, by and among Parent, Maple Leaf Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company (such Agreement and Plan of Merger, as the same may be amended from time to time, is referred to in this Agreement as the “Merger Agreement”), (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to a tender offer to acquire all of the outstanding Common Shares to be commenced by Acquisition Sub pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (such tender offer, as it may be amended and/or extended from time to time pursuant to the terms of the Merger Agreement, is referred to in this Agreement as the “Offer”), (iii) the merger of Acquisition Sub with and into the Company pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (such merger is referred to in this Agreement as the “Merger”), (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

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3. The definition of “Interested Stockholder” set forth in Section 1(j) of the Rights Agreement is amended and supplemented by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, neither Parent, nor any of its Affiliates or Associates shall be or become an Interested Stockholder by reason of, and the term Interested Stockholder shall not include Parent or any of its Affiliates or Associates by reason of, (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

4. The definition of “Shares Acquisition Date” in Section l(o) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

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5. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

6. Section 7(a) is amended by deleting the word “or” before Section 7(a)(iii) and by adding the following clause at the end of Section 7(a):

, or (iv) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement).

7. Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a) shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

8. Sections 13(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses “(x)” through “(z)” of the first sentence of this Section 13(a) shall be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

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9. The first phrase of Section 13(c) of the Rights Agreement is hereby amended to read in its entirety as follows, with the remaining portion of Section 13(c) being unchanged and remaining in full force and effect:

The Company shall not consummate any such consolidation, merger (other than any such transaction contemplated by the Merger Agreement, including the Offer and the Merger), sale or transfer unless the Principal Party shall have a sufficient number of authorized Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have (i) executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and (ii) prepared, filed and had declared and remain effective a registration statement under the Act on the appropriate form with respect to the Rights and the securities exercisable upon exercise of the Rights and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense will:

10. Section 13(d)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

(i) consolidate with (other than by any transaction contemplated by the Merger Agreement, including the Offer and the Merger),

11. Section 13(d)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:

(ii) merge with or into (other than by any transaction contemplated by the Merger Agreement, including the Merger),

12. Section 30 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of that section:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution and delivery of the Merger Agreement, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

13. This Amendment shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement.

14. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. To the extent there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

15. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

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16. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, Parent, Acquisition Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, Parent, Acquisition Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

17. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

19. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

CHORDIANT SOFTWARE, INC.

By:	/s/ Steven R. Springsteel
Name:	Steven R. Springsteel
Title:	Chairman, President & CEO

AMERICAN STOCK TRANSFER & TRUST CO. LLC

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

AMENDMENT TO RIGHTS AGREEMENT